                                                                    Exhibit 10.5

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                       OF

                               The Provident Bank

          WHEREAS, The Provident Bank, a New Jersey savings bank (the "Bank") has established and presently maintains in effect a retirement plan for its employees, called The Provident Bank Pension Plan (the "Retirement Plan") which is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, the Code contains certain limitations in Sections 401(a)(17) and 415 upon the maximum amount of compensation which may be considered in computing benefit accruals under defined benefit plans qualified under the Code and upon the maximum retirement benefits which may be paid from defined benefit plans qualified under the Code, respectively;

          WHEREAS, under the terms of the Retirement Plan, certain employees of the Bank covered thereby would be, or might be expected to become, entitled to retirement benefits which exceed the limitations imposed by Sections 401(a)(17) and 415 of the Code upon defined benefit plans and which could, if paid pursuant to the Retirement Plan, cause the plan to cease to be qualified;

          WHEREAS, under the terms of the Retirement Plan, deferred compensation is excluded in determining retirement benefits;

          WHEREAS, the Bank desires to provide such excess benefits for employees affected, and to include deferred compensation in the determination of such excess benefits, in a manner consistent with both the Code and with the Bank's present policies with respect to its employees;

          NOW, THEREFORE, the Bank hereby adopts in accordance with resolutions of its Board of Managers at its meeting of December 21, 1989, the "Supplemental Executive Retirement Plan of the Provident Bank" (the "Plan"), effective January 1, 1990 with retroactive application to January 1, 1998, as hereinafter set forth:

     1. Participation in this Plan shall be limited to a select group of management or highly compensated employees of the Bank whose benefits under the Retirement Plan are affected by Section 401(a)(17) or
          Section 415 of the Code and who are designated by the Board of Managers of the Bank to participate in this Plan (hereinafter "Employee").

     2. The Bank will pay to or in respect of each Employee an amount equal to the amount which would have been payable under the terms of the Retirement Plan but for the limitations under Sections 401(a)(17) and 415 of the Code less the amount payable under the terms of the Retirement Plan. Such amount, which shall be determined including any deferred compensation, shall be paid commencing no later than ninety (90) days following termination of employment, but in no event before age 60, in the form of a qualified joint and 100% survivor annuity for married Employees and a single life annuity for single Employees.

     3. Any benefits payable under this Plan shall become vested under the same terms and conditions as the respective benefits provided under the Retirement Plan.

     4. The Bank shall be under no obligation to establish any fund in order to provide for the payment of the amounts due under this Plan and any amounts payable hereunder shall be made from the general assets of the Bank. Appropriate payroll and other taxes shall be withheld from all payments made under the terms of this Plan.

     5. The Board of Managers may amend the Plan at any time and from time to time in such manner as it shall determine and any amendment may be given retroactive effect, except that no amendment may reduce or eliminate any benefit which accrued to any Employee under the Plan prior to the date of the amendment without the consent of the affected Employee. The Plan shall terminate upon the termination of the Retirement Plan, unless sooner terminated by the Board of Managers of the Bank.

     6. Except as otherwise provided by law, the right of any Employee to any benefit or payment hereunder is expressly made subject to the condition and limitation that it shall not be subject to alienation, assignment, attachment, execution, or other process.

     7. In the event it becomes necessary or appropriate to interpret the Plan, the Bank hereby delegates the authority to interpret the provisions of the Plan to those persons, who, from time to time, have such authority with respect to, and under the Retirement Plan.

     8. In the event that any claim for benefits, which must initially be submitted in writing to the Board of Managers, is denied (in whole or in part) hereunder, the claimant shall receive from the Bank notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for the denial, with specific reference to pertinent provisions of this Plan. The interpretations and construction hereof by the Board of Managers shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. No member of the Board of Managers shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

     9. The Plan shall be interpreted and construed in accordance with the laws of the State of New Jersey.

Approved by:


/s/ Paul M. Pantozzi
-------------------------------------
PAUL M. PANTOZZI, PRESIDENT

DATED :  March 29, 1990